UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2011

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)
Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:  000-52594

300, 625 - 11th Avenue S.W.
Calgary, Alberta, Canada T2R 0E1
 (Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement.

On January 17, 2011, Gran Tierra Energy, Inc., a Nevada corporation (“Gran Tierra”), entered into a definitive arrangement agreement (the “Arrangement Agreement”) with Petrolifera Petroleum Limited, a Canadian corporation (“Petrolifera”), providing for the acquisition of all of the outstanding shares of Petrolifera common stock pursuant to a statutory plan of arrangement under Canadian law (the “Arrangement”).

Under the terms of the Arrangement Agreement, which has been unanimously supported by the boards of directors of both companies, (a) in exchange for each share of Petrolifera common stock held, Petrolifera shareholders will receive 0.1241 of a share of Gran Tierra common stock, and (b) in exchange for each warrant to purchase Petrolifera common stock held, Petrolifera warrant holders will receive a warrant to purchase 0.1241 of a share of Gran Tierra common stock, with an exercise price of $9.67 per share and an expiry date of August 28, 2011.  Fractional shares remaining after aggregation will not be issued.

As an inducement for each party to enter into the Arrangement Agreement, contemporaneously with the execution of the Arrangement Agreement, all of the directors and officers of Petrolifera, and Petrolifera’s largest stockholder (collectively, the “Stockholders”), entered into Voting Support Agreements with Gran Tierra in substantially the forms attached hereto as Exhibits 10.1 and 10.2, respectively (the “Support Agreements”). Pursuant to the Support Agreements, each of the parties thereto agreed, among other things, to vote all of the shares of Petrolifera common stock held by the Stockholder: (a) in favor of the adoption of the Arrangement Agreement; and (b) generally against any action or agreement that is intended, or would reasonably be expected, to delay, prevent or adversely affect the Arrangement. The Support Agreements become terminable upon any termination of the Arrangement Agreement in accordance with its terms, by the Stockholder if the Arrangement does not become effective by April 30, 2011, and certain other circumstances set forth therein.

The Arrangement, which is expected to close in March or April of 2011, is subject to certain regulatory approvals, approval by shareholders of Petrolifera and other customary conditions. The Arrangement Agreement also contains mutual representations and warranties of the parties covering customary matters. Each of the parties also makes various covenants in the Arrangement Agreement, including those requiring the parties to use reasonable efforts to consummate the transaction.

The Arrangement Agreement may be terminated by either Gran Tierra or Petrolifera under certain circumstances set forth in the Arrangement Agreement, including, among other circumstances, the failure of the Plan of Arrangement to be consummated on or before April 30, 2011, the failure of Petrolifera stockholders to approve the Plan of Arrangement, and the failure to obtain the necessary regulatory approvals. If the Arrangement Agreement is terminated (a) in certain circumstances following the receipt by Petrolifera of a superior proposal, (b) as a result of Petrolifera board of directors changing its recommendation in favor of the Plan of Arrangement, the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement, or (c) as a result of Petrolifera breaching any covenant, or a representation that would reasonably be expected to cause a material adverse effect on Petrolifera or impede the completion of the Arrangement, Petrolifera will be obligated to pay a termination fee to Gran Tierra in the amount of C$7.9 million. If the Arrangement Agreement is terminated as a result of Gran Tierra breaching any covenant, or a representation that would reasonably be expected to cause a material adverse effect on Gran Tierra or impede the completion of the Arrangement, Gran Tierra will be obligated to pay a termination fee to Petrolifera in the amount of C$3.0 million.

The foregoing description of the Arrangement Agreement does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement, which is filed as Exhibit 2.1 hereto and incorporated into this report by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

2.1	Arrangement Agreement, dated January 17, 2011, by and between Gran Tierra Energy Inc. and Petrolifera Petroleum Limited.*

10.1	Form of Voting Support Agreement (Petrolifera Directors and Officers)

10.2	Form of Voting Support Agreement (Petrolifera Largest Stockholder)

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Gran Tierra undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 21, 2011		GRAN TIERRA ENERGY INC.

	By:	/s/ Martin Eden
Martin Eden
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Arrangement Agreement, dated January 17, 2011, by and between Gran Tierra Energy Inc. and Petrolifera Petroleum Limited.*

10.1	Form of Voting Support Agreement (Petrolifera Directors and Officers)

10.2	Form of Voting Support Agreement (Petrolifera Largest Stockholder)

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Gran Tierra undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.